Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANK AGREES TO ACQUIRE

DEPOSITS, LOANS AND OTHER ASSETS

OF FIVE SIMMONS BANK LOCATIONS IN KEY TEXAS MARKETS

CONROE, TEXAS – December 23, 2019 – Spirit of Texas Bancshares, Inc. (NASDAQ:STXB) (the “Company” or “Spirit”), the holding company for Spirit of Texas Bank (the “Bank”), today announced that the Bank has entered into a branch purchase and assumption agreement with Simmons Bank (“Simmons”), pursuant to which the Bank will acquire four Simmons branch offices and one Simmons mortgage loan office located in Austin, San Antonio and Tilden, Texas, as well as certain of their deposits, loans and other assets. The addition of these five locations will increase Spirit’s number of locations to 41 across the State of Texas and establish a physical presence in two of the key Texas growth markets. Completion of the transaction is expected in the first quarter of 2020 and is subject to certain closing conditions, including customary regulatory approvals.

Dean O. Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We are very pleased to announce our eleventh acquisition in Texas, and our fourth transaction since becoming a public company in May 2018. These Simmons offices will expand our South Texas presence into the dynamic Austin market and strengthen our presence in the San Antonio-New Braunfels market, will provide a strong loan portfolio and deposit base, and will complement the Spirit franchise. Moreover, we are delighted to welcome the Simmons bankers and dedicated employees to the Spirit of Texas family, as they continue providing exceptional products and customer service to the markets they serve.”

Additionally, Mr. Bass announced that Clay Jett, Simmons’ regional chairman over these five locations, will join Spirit in a similar capacity. Mr. Bass further remarked, “We are excited to have Clay join the Spirit team. Clay has an extensive background in commercial banking in these markets and will provide the leadership we need in growing our market presence.”

As of September 30, 2019, the combined deposit and loan balances of the five Simmons offices (excluding certain loans and deposits not subject to the transaction) were approximately $160 million and $272 million, respectively. Simmons is a subsidiary of Simmons First National Corporation (NASDAQ:SFNC), an Arkansas-based financial holding company. “We have the greatest respect for Dean and his team at Spirit, and we are confident this transaction will be very positive for all stakeholders,” said George Makris, Jr., Chairman and Chief Executive Officer of Simmons First National Corporation.

Stephens Inc. served as financial advisor to Simmons.

About Simmons First National Corporation

Simmons First National Corporation is a financial holding company headquartered in Pine Bluff, Arkansas, with total consolidated assets of approximately $17.8 billion as of September 30, 2019 conducting financial operations throughout Arkansas, Colorado, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas. The company, through its subsidiaries, including Simmons Bank, offers comprehensive financial solutions delivered with a client-centric approach.

About Spirit of Texas Bancshares, Inc.

Spirit of Texas Bancshares, Inc., through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 36 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels, Corpus Christi and Tyler metropolitan areas, along with offices in North Central Texas. Please visit www.sotb.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; (ii) the risk that integration of the operations of the Simmons locations will be materially delayed or will be more costly or difficult than expected; (iii) the effect of the announcement of the transaction on customer relationships and operating results; and (iv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

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